Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue 22nd Floor New York, NY 10022 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com
Integrated Rail and Resources Acquisition Corp. 6100 Southwest Boulevard, Suite 320 Fort Worth, Texas 76109

May 21, 2021

Integrated Rail and Resources Acquisition Corp.

6100 Southwest Boulevard, Suite 320

Fort Worth, Texas 76109

RE:	Form S-1 Registration Statement for Integrated Rail and Resources Acquisition Corp.

Ladies and Gentlemen,

We have acted as counsel to Integrated Rail and Resources Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-[•]) (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of (a) up to 31,625,000 units of the Company (the “Units”) (including up to 4,125,000 Units subject to the underwriters’ option to purchase additional Units), each such Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), each Warrant exercisable for the purchase of one share of Common Stock, as set forth in the prospectus included in the Registration Statement (the “Prospectus”), and (b) all shares of Common Stock and all Warrants, in each case, issued as part of the Units.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, as amended through the date hereof (the “Organizational Documents”), the form of warrant agreement (the “Warrant Agreement”) proposed to be entered into by the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) that is filed as Exhibit 4.4 to the Registration Statement, and the form of Unit certificate filed as Exhibit 4.1 to the Registration Statement (together with the Warrant Agreement the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

ABU DHABI ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG

HOUSTON ◆ KAZAKHSTAN ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH ◆ PRINCETON

RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

Diane A. Bettino ◆Office Administrative Partner ◆ A Limited Liability Partnership formed in the State of Delaware

May 21, 2021 Page 2

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.	the board of directors of the Company or a duly constituted and acting committee of such board of directors will have taken all action necessary to set the public offering price of the Units;

g.	with respect to the issuance of the Common Stock, the amount of valid consideration paid in respect of such Common Stock will equal or exceed the par value of such Common Stock; and

h.

neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, Warrants, and Warrant Shares (i) conflicts or will conflict with the Organizational Documents, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)).

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The Units, when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Units by American Stock Transfer & Trust Company, as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

May 21, 2021 Page 3

2.

The Common Stock included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus, against payment therefor, will be validly issued, fully paid, and non-assessable.

3.

The Warrants included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Our opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (collectively, the “Opined-on Law”) and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP